Exhibit 99.2
Operator: Good afternoon, ladies and gentlemen, and welcome to the TranS1 Conference Call. As a reminder this conference is being recorded.
It is now my pleasure to introduce your host Mr. Mark Klausner of Westwicke Partners.
Mark Klausner, Westwicke Partners
Thanks, operator. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali; Chief Financial Officer, Joe Slattery; and Executive Chairman, Rick Randall.
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the year ended December 31, 2009.
With that, it’s my pleasure to turn the call over to TranS1’s Executive Chairman, Rick Randall.
Rick Randall, Executive Chairman
Thanks Mark. Good afternoon and thank you for joining us today to discuss TranS1’s fourth quarter results. As you know, earlier this year I took on a new role within TranS1, Executive Chairman, and I want to take this opportunity to thank all of you for your support during my time as CEO. In conjunction with my move, we transitioned the CEO role to Ken Reali. Ken has made a significant impact on the company since he joined us in early 2010 as President and COO, and I’m pleased with the smooth transition that has occurred. I look forward to remaining involved with the company and assisting Ken in his new role.
With that, I would like you to join me in congratulating Ken on his appointment and hand this call over to him.
Ken Reali, President and Chief Executive Officer
Thank you, Rick. I would like to start by expressing my appreciation to Rick for his contributions to TranS1 and in particular, as a mentor to me. Rick built this company from an idea to a commercial operation and I am honored to have the opportunity to lead the company at this exciting time. I am encouraged with our recent reimbursement progress and I am enthusiastic about the future for TranS1.
On today’s call, I will review our operating results for the fourth quarter and our current operating environment. Joe will provide you with the details of our financial results and I will conclude with an update of our plans going in to 2011.
Worldwide, 556 TranS1 procedures were performed and we generated $5.9 million in revenue during the fourth quarter. For the year, 2,504 procedures were performed and we generated $26.2 million in revenue. While we continue to be impacted by difficult conditions in the spine market, we are encouraged by the early results of our efforts to obtain payor reimbursement. As Joe will discuss, product mix was relatively stable for another quarter and average revenue per case remained consistent as we continue to benefit from ancillary product revenues. We continue to focus on appropriate cash conservation and burned $1.5 million in the quarter as compared to $6 million in the fourth quarter of 2009.
Before I turn the call over to Joe, I would like to spend a few minutes sharing some perspective on our current operating environment. The spine market is still challenging and payors are continuing to limit access to spine fusion surgery based on medical necessity for degenerative disc disease.
Our current limited reimbursement status also continues to impact our business. As we noted on the reimbursement call that we hosted earlier this month, we are pleased with the decision by Humana to cover our procedure with surgeon reimbursement rates comparable to an ALIF or a TLIF, because many AxiaLIF users stopped using the technology due to concerns over reimbursement.
It was critical that we had precise guidance from Humana on how to code our procedure prior to marketing to Humana physicians. We have received this guidance after working closely with Humana’s Medical Directors and we are pleased to report that we have already achieved several positive authorizations for AxiaLIF cases using the Category III code and have several more cases being reviewed for approval at this moment.
Having said that, it is too early to predict the amount of near-term business we should expect from Humana patients and physicians. As I will detail later in the call, we are working to achieve other additional favorable coverage decisions with mid-sized regional payors as we simultaneously work towards graduating our Category III code to a Category I code. As we discussed on our reimbursement call earlier this month, we anticipate the graduation to the Category I code will occur on January 1, 2013.
I would like to now turn the call over to Joe to review our financial results, Joe?
Joseph Slattery, Executive Vice President and Chief Financial Officer
Thank you Ken, and good afternoon everyone. For the fourth quarter, worldwide revenues of $5.9 million represented a quarterly sequential decrease of about 8% and a 7% decrease from the fourth quarter of 2009. This figure was near the top end of our revenue guidance range, reflective of continuing stable average revenue per case driven by ancillary products and a solid fourth quarter overseas.
For 2010, worldwide revenues of $26.2 million represented a year-over-year decrease of about 12%. Total domestic revenue in the fourth quarter was $5.2 million as compared to $5.9 million in the third quarter, a decrease of about 13%. Domestic average revenue per case remained relatively consistent with the third quarter, but we are still well ahead of last year as a result of our price increase last April, the mix shift to two-level procedures and the addition of new product offerings.
For 2010, total domestic revenue was $23.8 million as compared to $28 million in 2009, a decrease of about 15%. Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products used in any case that uses an AxiaLIF fusion device, was $5 million in the quarter, or 97% of total domestic revenue. Of this revenue, approximately 60% was generated in cases that utilized our one-level device and 40% was generated in cases that utilized our two-level device.
Revenues generated outside of AxiaLIF cases were about $150,000 in the quarter. We performed 415 AxiaLIF cases in the U.S. in the fourth quarter, a decrease from the 488 cases performed in the third quarter. Two-level cases as a percent of total increased slightly to 31%. In 2010, we performed 1,985 AxiaLIF cases in the U.S., a decrease of 23% from 2009.

On the international front, revenues for the quarter were approximately $700,000, an increase of about 68% over the third quarter and up 102% as compared to the fourth quarter of 2009. International revenues were positively impacted by stronger numbers in our direct business as well as some routine year end stocking orders. For the year, international revenues were approximately $2.4 million, an increase of 33% over the prior year.
Gross profit for the quarter was impacted by a $1.7 million non-cash inventory reserve charge. This charge partially relates to the reserve of excess inventory of our one-level implant system as a result of the anticipated launch of the 1L+ system later this year.
Additionally, we reserved a large portion of our 5 millimeter facet screw inventory, as this product is being replaced by our Vector facet screw system, which is already commercially available. Excluding this charge, gross margin was 75.6% compared to our typical gross margin of about 80%. The decline in Q4 was driven primarily by mix shift to OEM products such as pedicle screws and biologics, as well as mix shift to greater international sales, all of which carry lower gross margins compared to domestic AxiaLIF.
Moving on to operating expenses, total operating expenses were down 16% as compared to the fourth quarter of 2009 as a result of cost management efforts undertaken over the last year. In the fourth quarter, we received a cash grant of $489,000 from the U.S. Treasury under the Qualifying Therapeutic Discovery Program, which was recognized as other income.
Moving on to the balance sheet, we finished the quarter with approximately $42.5 million in cash and investments. Accounts receivable day sales outstanding was 56 at quarter end. Inventory turns increased from 0.78 in the third quarter to 1.04 in the fourth quarter primarily as a result of the increase in inventory reserves previously mentioned.
Cash burn for the quarter was $1.5 million, or about $2 million when removing the nonrecurring federal grant. While we will continue to focus on operating expense control, we do intend to make targeted investments in 2011 in research and development and in our sales force that will modestly increase our quarterly cash burn rate in 2011. Despite this, we continue to believe that we have adequate cash and investments to sustain the business for the foreseeable future.
Turning to guidance, we will continue to provide one quarter forward revenue guidance through 2011 as our longer term results are less predictable. For the first quarter of 2011, we expect revenues in the range of $5 million to $6 million. Throughout 2011, we expect gross margins in the range of 75% to 80%. Gross margin will be driven by the mix between AxiaLIF and OEM products, as well as geographic mix between domestic and international business. Although longer range revenue visibility continues to be limited, our cash burn is something that we can control to a great extent, as we have demonstrated throughout 2010. We expect to finish calendar 2011 with $27 million to $30 million in cash and investments.
Now, I’d like to turn the call back to Ken. Ken?
Ken Reali, President and Chief Operating Officer
Thanks, Joe. Before we open up the call for questions, I would like to share my perspective on the business as we enter 2011 and define our key operating priorities. While we still have some near term challenges to contend with I believe that our longer-term term outlook is positive. The spine market, despite recent challenges relative to implant pricing and medical necessity, continues to be a large and attractive market. In particular, minimally invasive fusion technologies continue to gain overall share as they demonstrate that good clinical outcomes can be achieved at a lower cost with less trauma to the patient. MIS procedures and spinal fusion are expected to grow from the current 20% of the spine market to near 30% by 2012.

Our core AxiaLIF technology represents a unique access route to the spine via the pre-sacral approach, affording surgeons the only true minimally invasive option to perform lower lumbar fusion surgery. In addition, our device has been proven to have outstanding biomechanical properties due to its ability to approach the spine in an axial manner and the strength of the threaded implant. This makes it one of the most stable constructs that can be placed at the base of the spine. We have protected this technology with a broad and deep intellectual property position and, as Joe noted, we have the financial resources to execute our business plan.
Broadly speaking, we have four primary goals for 2011: Number one, to drive reimbursement for our procedure via mid-sized regional payors; number two, to optimize our direct sales force by targeting the highest value geographies; number three, to expand our R&D efforts by adding complementary products to AxiaLIF; and finally, to drive further clinical research and data focused on demonstrating the value of our MIS spine fusion procedures.
As we discussed on our call earlier in February, our reimbursement strategy is based on a plan that has been well thought through and benchmarked. First, we will continue to work with our surgeon customers to generate published peer reviewed clinical literature that demonstrates our procedure’s clinical efficacy and safety. Secondly, we will work to leverage this data, along with our AxiaLIF surgeon advocates, with mid-sized regional payors to secure additional positive coverage decisions for the reimbursement of the AxiaLIF procedure.
Finally, we will continue to work to graduate our current category III code to a category I CPT code. With regards to sales force optimization, we remain committed to a direct sales channel and have implemented a geographically focused strategy as we pursue our reimbursement goals. Specifically, we are focused on areas of the country with strong surgeon champions, favorable reimbursement and strong market dynamics. In areas that we currently do not have a direct sale structure in place, we are working closely with distributors to help cover cases and seed the market.
We are also committed to prudently investing in research and development to broaden and deepen our product offering. Our R&D efforts in 2011 will be focused in two areas: AxiaLIF product improvements, and ancillary product development, including the development of a TLIF system and an MIS direct lateral system.
Finally, on the clinical research and data front, we are initiating our prospective clinical trial, as well as a registry, that will capture prospective data on AxiaLIF cases performed. It is important to note that our prospective clinical trial efforts are not part of our current reimbursement plan, but a longer term effort to ensure AxiaLIF become standard of care in lower lumbar fusion.
In 2011, we expect several developments on both the reimbursement and product front. For reimbursement, we expect a number of peer reviewed papers to be published on our technology. We expect to see positive coverage decisions from mid-sized payors. And we intend to work with our surgeon customers to make our category one presentation to the AMA CPT Coding Committee in October.
On the product front, we intend to launch three products in 2011: the bowel retractor in quarter 2, which is already in limited market release and has received favorable feedback; an MIS bone graft harvesting system in quarter 3; and the AxiaLIF 1L+ in the second half of the year.
Additionally, we’ll be working on our MIS direct lateral and TLIF systems which we currently anticipate launching in 2012. With an MIS direct lateral and TLIF system in the hands of our sales team, our total addressable market will expand to $4.8 billion. We believe that over time our position as the only provider of AxiaLIF, together with a full set of Lumbar Fusion Solutions, will give us a sustainable competitive advantage, all focused on the value proposition around MIS spine surgery.

As I said when we began the call, I am encouraged with our recent reimbursement progress and I’m enthusiastic about our technology and the future for TranS1. We look forward to updating you on our progress in the upcoming quarters.
With that, we would like to open the call up to take your questions.
QUESTION AND ANSWER SECTION
Operator: Thank you, gentlemen. Our first question in queue is Matt Miksic with Piper Jaffray. Your line is now open.
<Q — Matt Miksic>: Hi, thanks for taking our questions.
<A — Rick Randall>: Hi, Matt.
<A — Ken Reali>: Sure, Matt.
<Q — Matt Miksic>: Just one follow-up on the work that you’re doing to pursue these additional coverage decisions, hoping and pursuing payors along the lines of Humana. Can you give us an idea of what’s the activity like now and the kinds of things that you’re doing? Are there any sort of critical elements or catalysts that you’re waiting for, that you need, in terms of papers or clinical data and maybe some sense of how those might come in throughout the year as you — it sounds like do you expect one or more of those to come in sometime this year?
<A — Ken Reali>: Sure Matt. This is Ken Reali. This is an ongoing effort that we commenced last year and I would phrase it this way: We continue to have conversations with payors, directly with medical directors, which are the decision makers on policy coverage decisions. So, that is a key interface. Those meetings occur with some of our consultants that we’ve hired, that have contacts with medical directors and they also occur with our AxiaLIF surgeons that are strong proponents for us and have their own clinical data that supports the procedure.
As far as additional papers, certainly additional papers just help our argument. And we expect as we go forward those papers that we get published will add to our ammunition with these payors. Currently, we have six papers in peer review and we have one that’s been recently approved and accepted. So, we expect more to go forward and that will increase our hit rate with payors.
The other thing that the Humana decision does as well is it gives us a leverage tool with payors, because certainly, the more payors you get the more dominoes that you’re essentially uprighting for positive coverage with AxiaLIF, the more momentum you gain. So, that’s our strategy going forward. I cannot predict the timing of this, but just can tell you that these activities, these conversations with medical directors, particularly the mid-size payors, mid-size regional payors, occur on an ongoing basis and we just cannot predict the timing of when additional coverage decisions will occur.
<Q — Matt Miksic>: Fair enough. And then if you could give us some sense of — it sounds like the cash flow expectations you have are based on hiring in some more — some hiring back some more of these reps that left the company in the last year or so, but I also get the sense that you’re not going to be hiring them back unless you start to see the groundwork coming together for better growth. So, I mean, I guess how do we understand, how should we think about that the cash flow guidance that you’ve given, and then maybe the level of spend on the SG&A line last year versus say this year, given the revenues were coming down and going forward?
<A — Ken Reali>: Sure, Matt, I would characterize it this way. I mean as far as the sales force is concerned, we continue to have a geographically focused, excuse me, sales force that’s based on areas where we have payor reimbursement, where we have strong key opinion leaders in place, and where that we have positive market dynamics. And that’s certainly not all across the country today. So we’re going to be very careful in terms of hiring reps back until we actually see production in certain geographies.
Our focus right now relative to spend is in the R&D efforts and the clinical efforts that we talked about on the call today. And certainly the sales force expansion will come, but it’s only going to come when we start seeing sales production in certain geographies. As far as the spend goes, I think 2010 characterized it well and we expect that the levels we saw in 2010 overall throughout the whole year will be consistent for 2011.
<Q — Matt Miksic>: Okay. So, barring any real inflection point in terms of new coverage and opportunity that springs up throughout the year, we should think about kind of flattish SG&A spend?
<A — Ken Reali>: That’s fair.
<Q — Matt Miksic>: Okay. Great. And then finally, just in terms of the some of the new products, a lot of folks rolling out or pursuing lateral systems or a lot of folks are on their second or third generation systems, in those categories, maybe help us understand what’s pushing you to go that way? What opportunity do you see in tucking in some of these additional MIS systems around AxiaLIF?
<A — Ken Reali>: Sure, Matt. That’s a great question and for some time we’ve talked about at a high level the procedures that we’re in with AxiaLIF at the base of the spine, whether it’s an L5-S1 fusion or it’s an L4 to S1 fusion, and the things that they use in that procedure either for posterior fixation or above that AxiaLIF procedure, and those are opportunities that we miss everyday just by not having a broader product portfolio.
But being TranS1, we certainly are an MIS focused company and we look for MIS technology that compliments AxiaLIF. And we feel like with the lateral approach — the direct lateral approach, that does directly complement the AxiaLIF procedure. There are quite a few lateral procedures that are done above our AxiaLIF procedure and we feel we have a potential second generation lateral approach. We can’t get into specifics today as it’s in early clinical testing, but it’s a strategic move for us that we feel in the long-term shores us up in the lumbar fusion market.
Operator: Thank you. There appears to be no additional questioners in the queue. I’d like to turn the program back over to Ken Reali for any closing remarks.
Ken Reali, President and Chief Operating Officer
Thank you, Huey. Let me close by thanking all of you for taking the time to join us on our call today. We sincerely appreciate your interest in TranS1 and look forward to updating you on our continued progress next quarter.
Operator: Thank you, sir. Ladies and gentlemen, this does conclude today’s program. Thank you for your participation and have a wonderful day. Attendees, you may now disconnect.